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                                                                  Exhibit 99.312



PORTFOLIO BIDDING OF ENERGY SCHEDULES

Motivation: (i) allow SCs who do not want to schedule bus-specific generating resources to submit Adjustment Bids for inter-zonal access; (ii) allow SCs with traditionally-managed portfolios (such as the municipal entities) to retain the flexibility that they currently have to manage those portfolios; and (iii) allow the ISO to perform security analyses and, ultimately, intra-zonal congestion management.

Proposal:
--------

    1. Allow SCs to submit their desired schedules to the ISO (at the start of each of the two day-ahead congestion management iterations, and at the start of the hour-ahead congestion management process) either through the use of zonal opseudo-generatorso (one per SC in each congestion zone) or through the use of a Metered Subsystem (MSS) which schedules under an existing operating agreement.

    2. Convert the pseudo-generators into unit-specific schedules, and/or SC-SC trades, in time for the ISO to perform security analyses. The SCs will append any voluntarily-submitted Adjustment Bids (for the purposes of intra-zonal congestion management and Supplemental Energy) to these unit-specific schedules. This requirement should not effect any MSS which operates under an existing operating agreement.

    3. As to timing of step 2, the conversion does not need to be done until after 1300 in the day-ahead process; and until 30 minutes before the operating hour in the hour-ahead process. During 1998, we will work together on the time requirements for the portfolio-to-specific resource conversion.

    4. Implementation of items 1 through 3, above, as soon as practicable either on or after 1/1/98.

    PORTFOLIO BIDDING FOR ANCILLARY SERVICES AND SUPPLEMENTAL ENERGY

    Motivation: Implement an A/S and SE portfolio-bid model on a sub-zonal basis for operational reasons, and to motivate MSS both to provide for self-provision as well as to bid into the ISO procurement process.

    Proposal:
    --------

    1. Allow SCs to submit their desired A/S and SE bids to the ISO (at the start of each of the two day-ahead congestion management iterations, and at the start of the hour-ahead congestion management process) as zonal portfolio bids, either through the use of opseudo-generatorso (one per SC per AS in each zone) or through the use of a Metered Subsystem (MSS) which schedules under an existing operating agreement.

    2. After the ISO has concluded its Ancillary Services auctions, the SCs who have made use of portfolio bids will convert them into demand zone-specific portfolios (or individual


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        resources, if they choose to do so), by 30 minutes prior to the start of the operating hour.

    3. For DSM that is used for non-spinning reserve and supplemental reserves, the SCs would, prior to the operating hour, give the ISO demand zone-specific information about the DSM portfolios that had won the A/S auctions or were used as self-provided A/S.

    4. The ISO agrees that it will deviate from the simple zonal lists of A/S and SE (which are only distinguished by price, and not by location within a zone) only if the ISO believes that it cannot use the next resources on the lists because of some locational inadequacy (such as creation of inter-zonal congestion).


IMPLEMENTATION OF THE ZONAL MODEL FOR INTER-ZONAL ACCESS

Motivation: the day-ahead and hour-ahead inter-zonal congestion management is a commercial/pricing issue. As such, a simplified o10-buso model for inter-zonal access allocation will provide many tangible benefits, including commercial simplicity, less gaming, consistency with the settlements model, consistency with counterflow payments, consistency with the tradable rights models under consideration in the RTGs, etc. We agree with the ISOAEs use of a 3000-bus model for security analysis, intra-zonal congestion management, and analysis of whether additional zones should be created.

    Proposal:
    --------

    1. Implement the reduced 10-bus model as soon as practicable, either on or after 1/1/98.

Over Generation Management

Proposal: remove all references to over-generation in the ISO Tariff, and require all SCs to maintain balanced schedules at all times.


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